UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

nycaMedia, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	2790 (Primary Standard Industrial Classification Code Number)	27-0203690 (I.R.S. Employer Identification Number)

1077 Balboa Avenue
Laguna Beach, CA 92651
Tel:  (714) 651-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Hawks
nycaMedia, Inc.
1077 Balboa Avenue
Laguna Beach, CA 92651
Tel:  (714) 651-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Michael J. Muellerleile, Esq.
M2 Law Professional Corporation
500 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Tel: (949) 706-1470 / Fax: (949) 706-1475

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Small reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value	10,000,000 (1)	$0.05	$500,000	$58.05

(1)           Represents shares offered for sale by nycaMedia, Inc.
(2)           Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, December 13, 2011

nycaMedia, Inc.

10,000,000 Shares of Common Stock

We are offering for sale 10,000,000 shares of our common stock in a direct public offering. The purchase price is $0.05 per share. No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions. Michael Hawks, our officer and sole director, will offer and sell the shares on our behalf. If all of the shares offered are purchased, the proceeds to us will be $500,000. This offering will be made on a "best efforts" basis with no minimum amount required to be raised in this offering. There can be no assurance that all or any of the offered will be subscribed. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription.

This is our initial public offering and no public market currently exists for shares of our common stock. This offering will terminate 180 days following the effective date of this registration statement and will not be extended. There is no minimum amount that must be sold. We have not made any arrangements to place funds received in an escrow, trust or similar account, which means we will have access to any proceeds from this offering immediately upon our acceptance of subscription agreements we receive.

Title of Securities to be Offered	Number of Offered Shares	Offering Price Per Share	Maximum Offering Proceeds
Common Stock	10,000,000	$0.05	$500,000

Investing in the offered securities involves substantial risks. You should carefully consider the Risk Factors beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________.

Prospectus Summary

Our Business:

We were incorporated in Nevada on May 1, 2009. Our principal business address is 1077 Balboa Avenue, Laguna Beach, California 92651.  Our telephone number is (714) 651-8000.

We are a development stage print production, design and media company specializing in all types of advertising print and digital design which range from large format graphics and poster printing to digital motion graphics and client website construction.  We specialize in outdoor advertising with our primary services include printing for large banners, billboards, adhesive backed wall graphics, posters, newsstands and bus shelters. We also provide services for newsstands, vehicle/fleet wraps, tradeshow graphics, color offset, signs and wall-coverings. Our current operations have focused on large format outdoor media print management that involves prepress, management of print production and assisting with installation and design. Our design services are typically used for enhancing the graphics and images prior to printing, including touch-up work and creative design work. We work with large corporations, agencies and design marketing firms across the country to help deliver clients’ messages through numerous advertising channels. Our management has over twenty-six years of experience in the print industry,  including experience in conceptual design, pre-press and production management. We utilize a number of third-party contactors each with a different specialty, which, together with the experience of our management, provides the basis for the printing services that we provide to our clients.

The steps we have taken to become an operating company include:

●	In May 2009, our founder, Michael Hawks, incorporated us in the State of Nevada;
●	In May 2009, we negotiated our first order with our first client and began establishing our current client base;
●	From May 2009 to June 2009, we negotiated with contractors and suppliers to service our first order and began establishing relationships with those parties that provide services to us;
●	During 2009 through the present, we have continued to maintain the relationships we have established with our clients and suppliers; and
●
During 2010 and 2011, we have focused our efforts on expanding our operations by increasing the number of clients that we service and increasing the amount of work that we provide for each of our current clients.

We believe we have built solid relationships with our customers which will allow us grow beyond our current operations and provide more creative design, advertising and installation. We believe there is a significant opportunity to provide additional installation services particularly with installations of the printed material we are already producing. We have had discussions with potential installation partners, and we hope to partner with a national company that can handle all regions domestically.   There is no guarantee that we will be able to establish a relationship with an installation partner in order to expand our operations nationally.  We hope to implement these future plans for providing installations within the next twelve months. The steps involved in implementing these future plans for providing installations are primarily continuing our discussions and negotiations with potential installation partners and reaching a formal agreement to provide those services with the party that we choose to be our installation partner. Our primary obstacle to providing installations is the business terms that we are able to negotiate an installation partner. We may not be able to negotiate terms that are economically favorable to us.  In order to provide installations, we will not need proceeds from this offering as we expect our negotiations to occur via telephone and electronic communication.

Our current monthly burn rate is approximately $10,000 per month. Based on our current burn rate, we will run out of funds in January 2012 without additional capital and assuming we do not generate any revenues during that period. We expect our burn rate to remain at approximately $10,000 per month after the offering is complete and if we raise at least $125,000. We believe that $125,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next six months. If we only raise $125,000 in this offering, then we will need to raise additional capital in order to continue operations and to implement our plan of operations for the next 12 months.  We believe we will need to raise approximately $250,000 to pay for rent/office expenses, computer equipment, website development expenses, employees/contractors, marketing expenses, working capital and offering expenses for the next 12 months.

Summary financial information:

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form S-1. We have prepared our financial statements contained in this Form S-1 in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form S-1.

Income Statement	For the nine month period ended September 30, 2011 (Unaudited)	For the year ended December 31, 2010	For the period from May 1, 2009 (inception) to December 31, 2009
	$	$	$
Revenue	82,242	154,215	150,381
Total Operating Expenses	94,610	70,253	45,142
Net (Loss) Income	(36,943)	6,689	3,511
Net Income (Loss) Per Share	(0.01)	0.00	0.00

Balance Sheet	September 30, 2011 (Unaudited)	December 31, 2010	December 31, 2009
	$	$	$
Total Assets	32,293	32,897	41,458
Total Liabilities	48,236	13,697	31,347
Stockholders' Equity (Deficit)	(15,943)	19,200	10,111

Number of shares being offered:

We are offering for sale 10,000,000 shares of our common stock. We will sell the shares we are registering only to those individuals who have received a copy of the prospectus.  There is no trading market for our common stock.  We are not currently listed or quoted on any exchange or market.  We hope to have our common stock quoted on the Over the Counter Bulletin Board and OTCQB although we do not have any current plans in place to have our common stock quoted. We cannot guaranty that our common stock will be quoted on the Over the Counter Bulletin Board or OTCQB.

Number of shares outstanding after the offering:

5,000,000 shares of our common stock are currently issued and outstanding. After the offering, there may be up to 15,000,000 shares of our common stock issued and outstanding if all of the offered shares are sold.

Estimated use of proceeds:

We will receive $500,000 if all of the offered shares are sold and $250,000 if half the offered shares are sold. If all of the offered shares are purchased, we intend to use the proceeds for rent/office expenses, computer equipment and website development expenses, employees/contractors, marketing expenses, working capital and offering expenses. Offering expenses are estimated to be $15,000.  This is a best efforts offering with no minimum offering amount. There is no guarantee that we will even raise enough funds to cover the expenses of this offering.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment.

Risks related to our business:

We have a limited operating history upon which an evaluation of our prospects can be made.

We were incorporated in May 2009. Our lack of operating history makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate significant revenues.

Because we are a development stage company, we have limited revenues to sustain our operations.

We are a development stage company that is currently developing our business. To date, we have only generated limited revenues. The success of our business operations will depend upon our ability to obtain clients and provides quality services to those clients. We are not able to predict whether we will be able to develop our business and generate significant revenues. If we are not able to complete the successful development of our business plan, generate significant revenues and attain sustainable operations, then our business will fail.

The high-end print production and media services industry has been dominated by larger, more established service providers.

We compete directly with a number of other high-end print production and media services firms with the same degree of specialization.  Some of these firms enjoy significant market share, operate at multiple locations and have greater financial resources than we do.  We face competition from other high-end print production and media services. We are newly entering this market, therefore, we do not know if our services will generate widespread market acceptance. Several factors may contribute to our products and services not achieving broad market acceptance, which include:

•	increased competition among other high-end print production and media services providers;
•	failure to acquire, maintain and use state-of-the-art designing and computer equipment and printing equipment; and
•	failure of clientele to use our printing services.

The software and equipment we use in our printing business are subject to rapid technological change and could cause us to make significant capital investment in new equipment.

Newer technologies, techniques or products for the delivery of advertising printing services we offer could be developed with better performance than the computer equipment, software and printers that we use. The availability of new and better technologies could require us to make significant investments in computer and printer equipment and software, render our current computer and printer equipment or software obsolete and have a significant negative impact on our business and results of operations.  Furthermore, technological changes, such as improvements or advancements in computer and printer equipment or software could require a significant investment on our part to train our designers how to use these new applications.

We may not be able to further implement our business strategy unless sufficient funds are raised in this offering.  If we do not raise at least $125,000 we may have to cease operations, which could cause investors to lose their investment in us.

In order to fund our operations and pay offering expenses of $15,000, we believe that we need minimum proceeds of approximately $125,000 from this offering. We believe that $125,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next six months. We believe that $250,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next twelve months. Moreover, we hope to raise $500,000, which would allow us to implement our business plan to the full extent that we envision. In addition, our available funds will not fund our activities for the next twelve months. If we fail to raise sufficient funds in this offering, investors may lose their entire cash investment.

We anticipate that we may need to raise additional capital to market our products and services. Our failure to raise additional capital will significantly affect our ability to fund our proposed marketing activities.

We are currently not engaged in any sophisticated marketing program to market our services because we lack sufficient capital and revenues to justify the expenditure. We need to raise at least $125,000 to pay for the costs of this offering and fund our proposed business activities for the next six months. We believe that $250,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next twelve months . We believe that we will need to raise $500,000 in this offering to fully implement our business plans. However, we may need to spend more funds on marketing and promotion than we have initially estimated. Therefore, if we need additional funds, we will need to raise additional capital in addition to the funds raised in this offering. We do not know if we will be able to acquire additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our sales and marketing activities.

We may not have sufficient financial resources to fund our operations if the offering is substantially undersold.

There is no minimum offering amount for this offering. We may not sell any or all of the offered shares. If the offering is substantially undersold, investors may lose their entire investment because we will not have sufficient capital to fund our operations. If we do not sell all of the offered shares, we may also be forced to limit any proposed business activities, which will hinder our ability to generate revenues.

Investors in this offering will suffer immediate and substantial dilution of their investment because they will provide 99% of the capital for a 67% equity interest in the company.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Our existing shareholder has paid considerably less than the amount to be paid for the common stock in this offering. As a result, assuming an initial public offering price of $0.05 per share, investors purchasing common stock in this offering will incur immediate dilution of $0.02 in pro forma net tangible book value per share of common stock as of September 30, 2011 , if all of the offered shares are sold.

We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on direct participation basis, rather than using the experience of a dealer-broker .

We are offering shares on a direct participation basis. No individual, firm, or corporation has agreed to purchase any of the offered Shares. We cannot guaranty that any or all of the shares will be sold. We do not plan to use a dealer-broker, even though a dealer-broker may have more experience, resources or contacts to more effectively achieve the sale of shares. A delay in the sale of the shares in this offering can be expected to cause a similar delay in the implementation of our business plan.

Our officers and sole director are engaged in other activities that could conflict with our interests. Therefore, our officers and sole director may not devote sufficient time to our affairs, which may affect our ability to conduct marketing activities and generate revenues.

The individuals serving as our officers and director have existing responsibilities and may have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those entities may occur from time to time, in that our officers and director shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which he may be or become involved and our affairs.  Michael Hawks and Bernard Colacchio both work for Parker Printing and they operate nycaMedia, Inc. on a part time basis. As a result, Mr. Hawks and Mr. Colacchio may have a potential conflict of interest with Parker Printing, Inc. in allocating time to the activities of nycaMedia, Inc.  We do not believe there is a conflict of interest with Parker Printing, Inc. for the presentation of business opportunities because nycaMedia, inc. focuses on a business area that Parker Printing, Inc. does not offer or have the capability/equipment to handle, such as large format printing, design and creative development.

We depend on the efforts and abilities of our officers.

We currently have only two officers, Michael Hawks and Bernard Colacchio, who are also our only employees.  Mr. Hawks currently devotes approximately 20 hours per week to our business. Mr. Colacchio currently devotes approximately 5 hours per month to our business. Outside demands on our officers’ time may prevent each of them from devoting sufficient time to our operations. In addition, the demands on each of these individuals’ time will increase because of our status as a public company.  Mr. Hawks and Mr. Colacchio both have limited experience in managing a public company, which may impact our ability to meet our financial and business objectives as potential investors may not want to invest in a company whose management has limited public company experience. The interruption of the services of our management could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained.  We do not currently have any executive compensation agreements. We cannot guaranty that our management will remain with us.

The costs to meet our reporting requirements as a public company subject to the Exchange Act of ’34 will be substantial and may result in us having insufficient funds to operate our business.

We will incur ongoing expenses associated with professional fees for accounting and legal expenses associated with being a public company. We estimate that these costs will range up to $25,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce and possibly eliminate our ability and resources to fund our operations and may prevent us from meeting our normal business obligations.

We will be subject to the Section 15(d) reporting requirements under the Securities Exchange Act of 1934 which does not require a company to file all the same reports and information as a fully reporting company pursuant to Section 12.

We will be subject to the Section 15(d) reporting requirements according to the Securities Exchange Act of 1934, or Exchange Act. As a filer subject to Section 15(d) of the Exchange Act:

•	we are not required to prepare proxy or information statements;
•	we will be subject to only limited portions of the tender offer rules;
•	our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our company;
•	our officers, directors, and more than ten (10%) percent shareholders are not subject to the short-swing profit recovery provisions of the Exchange Act; and
•	more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

If we have less than 300 shareholders at our next fiscal year end, our reporting obligations under Section 15(d) of the Exchange Act will be suspended.

We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided we have less than 300 shareholders, we are not required to file those reports. If those reports are not filed by us, the investors will have reduced visibility as to the company and our financial condition, which may negatively impact our shareholders’ ability to evaluate our prospects.

Our business could be hurt by changes in economic and advertising trends.

A decrease in demand for advertising space could negatively impact our business. General economic conditions and trends in the advertising industry affect the amount of advertising space purchased. A reduction in money spent on our displays could result from:

•	a general decline in economic conditions;
•	a decline in economic conditions in particular markets where we conduct business;
•	a reallocation of advertising expenditures to other available media by significant users of our displays; or
•	a decline in the amount spent on advertising in general.

Fluctuations in the costs of paper, ink, energy, and other raw materials may negatively impact our business.

Our business is subject to risks associated with the cost and availability of paper, ink, other raw materials, and energy. Consolidation of supplier markets or increases in the costs of these items may increase our costs, and we may not be able to pass these costs on to customers through higher prices. Increases in the costs of materials may adversely impact customers’ demand for printing and related services. A severe paper, multi-market energy shortage, or delivery delays could have an adverse effect upon many of our operations.

The printing business we compete in generally does not have long-term customer agreements, and our printing operations may be subject to quarterly and cyclical fluctuations.

The printing industry in which we compete is generally characterized by individual orders from customers or short-term contracts.  A significant portion of our customers are not contractually obligated to purchase products or services from us.  Most customer orders are for specific printing jobs, and repeat business largely depends on our customers’ satisfaction with our work product.  Although our business does not depend on any one customer or group of customers, we cannot be sure that any particular customer will continue to do business with us for any period of time. In addition, the timing of particular jobs or types of jobs at particular times of year may cause significant fluctuations in the operating results of our various printing operations in any given quarter.  We depend to some extent on sales to certain industries.  To the extent these industries experience downturns, the results of our operations may be adversely affected.

Our operations are dependent on third party contractors.

We use the services of independent contractors to support our operations.  Our ability to conduct operations and generate revenues is dependent on the availability and performance of those third party contractors.  We cannot guaranty that we will be successful in either retaining the services of our current third party contractors or attracting alternative contractors in the event that our current contractors discontinue providing services to us. Any failure to retain the services of our current contractors or locate alternative contractors will negatively affect our ability to generate significant revenues and continue and expand our operations.

Risks related to owning our common stock:

We arbitrarily determined the offering price of the shares of common stock. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

The offering price of the shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have only generated minimal revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and may grant voting powers, rights and preference that differ from or may be superior to those of the registered shares.

Our articles of incorporation allow us to issue 5,000,000 shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our officer, director and principal shareholder controls our operations and matters requiring shareholder approval.

Michael Hawks, our officer, director and principal shareholder, owns approximately 100% of our outstanding shares of common stock. Even if all the offered shares are sold, he will still own 33.3% of our outstanding shares of common stock.  As a result, Mr. Hawks will have the ability to control or significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow Mr. Hawks to control the future course of the company. Mr. Hawks does not intend to purchase any of the shares in this offering.

Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future.  Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

Because we may be subject to the “penny stock” rules, the level of trading activity in our stock may be reduced which may make it difficult for investors to sell their shares.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.  Penny stocks generally are equity securities with a price of less than $5.00 per share.  The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. Our common stock is not listed or quoted on any exchange or market.  We hope to have our common stock quoted on the Over the Counter Bulletin Board and OTCQB although we do not have any current plans in place to have our common stock quoted. We cannot guaranty that our common stock will be quoted on the Over the Counter Bulletin Board or OTCQB. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.  Factors such as announcements of new services by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Forward Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” or “should,” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds

We will receive up to $500,000 if all of the shares of common stock offered by us at $0.05 per share are purchased. We cannot guaranty that we will sell any or all of the shares being offered by us.  This is a best efforts offering with no minimum offering amount.

The table below estimates our use of proceeds, in order of priority, given the varying levels of success of the offering.  None of the proceeds will be used to reimburse the expenses that were previously paid by our president including office rent or compensation for services provided prior to the offering.

Offered Shares Sold	Offering Proceeds	Approximate Offering Expenses (1)	Total Net Offering Proceeds	Principal Uses of Net Proceeds
2,500,000 shares (25%)	$125,000	$15,000	$110,000	Rent/Office Expenses: $12,000 Computer Equipment: $5,000 Website Development: $5,000 Employees/Contractors: $20,000 Marketing/Printing: $5,000 Working Capital: $63,000
5,000,000 shares (50%)	$250,000	$15,000	$235,000	Rent/Office Expenses: $15,000 Computer Equipment: $5,000 Website Development: $5,000 Employees/Contractors: $60,000 Marketing/Printing: $12,000 Working Capital: $138,000
7,500,000 shares (75%)	$375,000	$15,000	$360,000	Rent/Office Expenses: $18,000 Computer Equipment: $10,000 Website Development: $5,000 Employees/Contractors: $100,000 Marketing/Printing: $12,000 Working Capital: $215,000
10,000,000 shares (maximum)	$500,000	$15,000	$485,000	Rent/Office Expenses: $24,000 Computer Equipment: $10,000 Website Development: $5,000 Employees/Contractors: $140,000 Marketing/Printing: $12,000 Working Capital: $294,000
(1) Offering expenses have been rounded to $15,000.

Working capital will be used to pay general administrative expenses, legal expenses, accounting expenses and public company reporting costs for the next twelve months. Our anticipated post-offering burn rate of $10,000 per month includes in our anticipated public company reporting costs of $25,000 per year.  Those expenses may increase if we are able to grow our operations and marketing activities.  Marketing expenses primarily include costs associated with travel and entertainment expenses to meet potential clients for our services.  Marketing expenses also includes development, preparation and printing of marketing materials, such as brochures and catalogs.  Funds projected above as allocated to the hiring of employees and independent contractors, are those who would be engaged to help conduct our business operations, and exclude compensation that would be paid to Michael Hawks, our president.  The funds from this offering will not be used to pay Mr. Hawks for any services related to activities undertaken to further the success of this offering, whether provided prior to, during, or subsequent to the offering. Offering proceeds will not be used to repay three outstanding promissory notes to Mr. Hawks .   None of the proceeds will be used to reimburse the expenses that were previously paid by our president including office rent or compensation for services provided prior to the offering.

Determination of Offering Price

Factors Used to Determine Share Price.  The offering price of the 10,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share.  Additionally, because we have no significant operating history and have only generated limited revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

Dilution

We intend to sell 10,000,000 shares of our common stock. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share. The table assumes all 10,000,000 shares of common stock will be sold. The founding shareholder is Michael Hawks.

	Shares Issued		Total Consideration		Price Per Share
	Number	Percent	Amount	Percent
Founding Shareholder(1)	5,000,000 Shares	33.3%	$5,000	1%	$0.001
Purchasers of Shares	10,000,000 Shares	66.7%	$500,000	99%	$0.05
Total	15,000,000 Shares	100%	$505,000	100%

(1) The founding shareholder was issued 5,000,000 shares of our common stock in exchange for services valued at $5,000, or $0.001 per share.

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that 100%, 75%, 50% and 25% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of September 30, 2011 .  Totals may vary due to rounding.

	100% of offered shares are sold	75% of offered shares are sold	50% of offered shares are sold	25% of offered shares are sold
Offering Price	$0.05 per share	$0.05 per share	$0.05 per share	$0.05 per share
Net tangible book value at 09/30/11	($0.003) per share	($0.003) per share	($0.003) per share	($0.003) per share
Net tangible book value after giving effect to the offering	$0.032 per share	$0.029 per share	$0.023 per share	$0.015 per share
Increase in net tangible book value per share attributable to cash payments made by new investors	$0.035 per share	$0.032 per share	$0.026 per share	$0.018 per share
Per Share Dilution to New Investors	$0.015 per share	$0.018 per share	$0.024 per share	$0.032 per share
Percent Dilution to New Investors	30%	36%	48%	64%

Selling Security Holder

There are no selling security holders in this offering.

Plan of Distribution

We are offering for sale 10,000,000 shares of our common stock in a direct public offering on a best efforts basis with no minimum.  There is no minimum amount that must be sold, and we will receive any proceeds from this offering immediately upon the acceptance of subscription agreements we receive.   We maintain the right to accept or reject subscriptions in whole or in part for any reason or for no reason . We will accept or reject any subscription agreement within ten days of receipt, and any checks submitted with rejected subscription agreements will be returned promptly.

We have not conducted any discussions or negotiations for the sale of all or any portion of those 10,000,000 shares of our common stock. There is no minimum number of shares that must be purchased by each prospective purchaser and the maximum number of shares we will sell is 10,000,000. We will not pay any commissions or other fees, directly or indirectly to any person or firm in connection with solicitation of sales of the common stock.  We will not conduct any aspect of this offering online, nor is any such online offering contemplated. This offering will terminate 180 days following the effective date of this registration statement, and will not be extended.

Michael Hawks, our officer and director, does not have any agreement or plan to purchase any shares in this offering.  Mr. Hawks will participate in the offer and sale of our shares of common stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  Although Mr. Hawks is an associated person of the company as that term is defined in Rule 3a4-l under the Exchange Act, he believes he will not be deemed to be a broker for the following reasons:

•	Mr. Hawks is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.
•
Mr. Hawks will not be compensated for his participation in the sale of company securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•	Mr. Hawks is not an associated person of a broker or dealer at the time of participation in the sale of company securities.

Mr. Hawks will restrict his participation to the following activities:

•
preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; provided, however, that the content of such communication is approved by a partner, officer or director of the issuer;

•
responding to inquiries of potential purchasers in communication initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

•	performing ministerial and clerical work involved in effecting any transaction.

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, an amendment to the registration statement will be filed.

The shares of common stock being offered by us have not been registered for sale under the securities laws of any state as of the date of this prospectus.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons

Executive Officers and Directors. Our directors and principal executive officers are as specified on the following table:

Name	Age	Position
Michael Hawks	39	Chief Executive Officer, President, Secretary and a director
Bernard Colacchio	42	Chief Financial Officer, Treasurer

Michael Hawks. Mr. Hawks has been our President, Secretary, and sole director since our inception. From 2005 to the present, Mr. Hawks was the Vice President of Parker Printing, Inc., a California corporation, where he oversees the day to day operations as well as all sales and marketing management including new business and website development. From 1999 to 2005, Mr. Hawks was an Infusion Therapy Specialist at B. Braun Medical where he was responsible for hospital sales and marketing in the greater Orange County and Long Beach territories. From 1997 to 1999, Mr. Hawks began his career in the print and graphic design industry as a sales representative at The Standard Register Company, where he was responsible for outside printing sales in Orange County. Mr. Hawks graduated with a Bachelor of Science degree from the University of California, Berkeley in 1995.  Mr. Hawks is currently not an officer or director of any reporting company.  Mr. Hawks currently devotes approximately twenty hours per week to our operations.  From 2007 to 2009, Mr. Hawks was the President, Secretary, Chief Financial Officer, and a director of SN Strategies Corp., a reporting company.

We believe that Mr. Hawks’ eight years of experience in the print, design and advertising industry are attributes and skills, which make him suitable to serve as our director. Moreover, our current ownership structure is such that Mr. Hawks currently owns 100% of our issued and outstanding shares, which we believe makes Mr. Hawks suitable to oversee our operations and protects his interests as a shareholder.

Bernard Colacchio. Mr. Colacchio has been our treasurer since inception. From 1993 to the present, Mr. Colacchio was the Vice President of Parker Printing, Inc., a California corporation, where he is responsible for printing and finishing services.  Mr. Colacchio currently devotes approximately five hours per month to our operations.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected.   All officers are appointed annually by the board of directors and, subject to employment agreements (which do not currently exist) serve at the discretion of the board. Currently, our director receives no compensation.

Michael Hawks is the brother in law of Bernard Colacchio. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of  December 13, 2011 , by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class if No Shares are Sold	Percent of Class if 5,000,000 Shares are Sold	Percent of Class if 10,000,000 Shares are Sold
Common Stock	Michael Hawks 1077 Balboa Avenue Laguna Beach, CA 92651	5,000,000 shares, President, Secretary, Director	100%	50%	33.3%
Common Stock	Bernard Colachio 1077 Balboa Avenue Laguna Beach, CA 92651	No shares, Treasurer	0%	0%	0%
Common Stock	All directors and named executive officers as a group	5,000,000 shares	100%	50%	33.3%

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.   Our   management is not aware of any arrangements which may result in a change in control.

Committees. Our Board of Directors does not currently have a compensation committee or nominating and corporate governance committee because, due to the Board of Director’s composition and our relatively limited operations, the Board of Directors believes it is able to effectively manage the issues normally considered by such committees. Our Board of Directors may undertake a review of the need for these committees in the future.

Audit Committee and Financial Expert. Presently, the Board of Directors acts as the audit committee. The Board of Directors does not have an audit committee financial expert. The Board of Directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

Codeof Ethics. We do not currently have a Code of Ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics.

Description of Securities

We were authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock.  As of  December 13, 2011 , there were 5,000,000 shares of our common stock were issued and outstanding. No shares of our preferred stock are issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy . We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors.

Preferred Stock. We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

Interest of Named Experts and Counsel

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article Twelve of our Articles of Incorporation provides, among other things, corporation shall indemnify any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she is:

•	is or was a director or officer of the corporation or
•
is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada General Corporation Law, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Twelve with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation.

Article Thirteen of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Section Ten of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless as provided under the Nevada Revised Statutes, the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders as provided.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years

Transactions with Promoters. Michael Hawks was our promoter and serves as our President, Secretary and sole director. In May 2009, we issued 5,000,000 shares of our common stock to Michael Hawks, who was our founder and our officer and director at inception. Those shares were issued in exchange for services valued at $5,000, or $0.001 per share.

Description of Business

Our Background. We were incorporated in Nevada on May 1, 2009.

Our Business.   We are a development stage print production, design and media company specializing in all types of advertising print and digital design which range from large format graphics and poster printing to digital motion graphics and client website construction.  We specialize in providing and maintaining outdoor advertising space on street furniture, which refers to objects and pieces of equipment installed on streets and roads such as bus shelters, newsstands, taxi stands and street lamps.   Our management has over twenty six years of experience in the print industry, including experience in conceptual design, pre-press and production management. We utilize a number of third-party contactors each with a different specialty, which, together with the experience of our management, provides the basis for the printing services that we provide to our clients. The terms and conditions of our arrangement with each contractor vary on a project by project basis and, therefore, there is no typical arrangement as to rates, fees and costs with any of our third-party contractors. We utilize our management’s expertise in the industry to negotiate the rates we pay for each project.

Printing Services. Our current operations have focused on large format outdoor media print management that involves prepress and management of print production.  We print large banners, billboards, adhesive backed wall graphics, posters, newsstands and bus shelters. The majority of our current revenues have been generated from the printing services that we provide. Conceptual design and planning, pre-press and production management for each project is provided by Michael Hawks, one of our officers, on our premises. The press run and offset process are contracted out to third-party contractors outside of our premises.  We believe we have built solid relationships with our customers which will allow us grow beyond our current operations and provide more creative design, advertising and installation.

Design services. Our design services are typically used for enhancing the graphics and images prior to printing, including touch-up work and creative design work. We work with large corporations, agencies and design marketing firms across the country to help deliver clients’ messages through numerous advertising channels. To date, the revenues we have generated from design services have been approximately 10% of our total revenues. Conceptual design, planning, and management services related to the design of the project are provided by Michael Hawks and Bernard Colacchio on our premises.  The touch-up work and creative design work is contracted out to third-party contractors outside of our premises.

Installation Services. We currently provide installation services on a limited basis , which have been provided by Michael Hawks.  The installation services we have provided to date have been provided  by Michael Hawks outside of our premises.    However, we believe there is a significant opportunity to provide additional installation services particularly with installations of the printed material we are already producing. We have had discussions with potential installation partners, and we hope to partner with a national company that can handle all regions domestically. There is no guarantee that we will be able to establish a relationship with an installation partner in order to expand our operations nationally.  We hope to implement these future plans for providing installations within the next twelve months. The steps involved in implementing these future plans for providing installations are primarily continuing our discussions and negotiations with potential installation partners and reaching a formal agreement to provide those services with the party that we choose to be our installation partner. Our primary obstacle to providing installations is the business terms that we are able to negotiate an installation partner. We may not be able to negotiate terms that are economically viable to us.  In order to provide installations, we will not need proceeds from this offering as we expect our negotiations to occur via telephone and electronic communication.

During the next three to six months, our primary objective is to raise funds in this offering and increases our revenues from operations. We believe that the size of our operations will vary depending on the amount of funds we are able to raise in this offering. Over the next twelve months, we believe we can leverage the relationships we have built with our customers to grow beyond our current operations and provide more creative design, advertising and installation services. Depending on the amount on funds raised in the offering, we also intend to conduct the following business activities:

●	Purchase of computer and printing equipment;
●	Hiring of salespersons and independent contractors that can provide services to our clients; and
●	Attending tradeshows and conferences to meet professionals who can potentially refer business to us.

Our ability to pursue our planned activities is contingent on our ability to raise funds in this offering as described below. If we do not raise sufficient funds in this offering, then we may not be able to implement our business strategy in the timeframe or manner we have envisioned.

If we raise 10% of the offering, we do not believe that $50,000 will be sufficient to pay for the expenses of this offering and to conduct our proposed business activities for the next six months. If we only raise $50,000 in this offering, then we will need to raise additional capital in order to continue operations and to implement our plan of operations for the next six months.

If we raise 25% of the offering , we believe that $125,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next six months. Under this funding scenario, we plan to allocate $12,000 to rent/office expenses, $5,000 to computer equipment, $5,000 to website development, $20,000 to employees/contractors, $5,000 to marketing/printing and $63,000 to working capital. If we only raise $125,000 in this offering, then we will need to raise additional capital in order to continue operations and to implement our plan of operations for the next 12 months.

If we raise 50% of the offering, we believe $250,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next twelve months. Under this funding scenario, we plan to allocate $15,000 to rent/office expenses, $5,000 to computer equipment, $5,000 to website development, $60,000 to employees/contractors, $12,000 to marketing/printing and $138,000 to working capital.  The main difference in this funding scenario is that additional amounts will be allocated to the hiring of employees and contractors and to working capital.

If we raise 75% of the offering, we believe that $375,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next eighteen months. Under this funding scenario, we plan to allocate $18,000 to rent/office expenses, $10,000 to computer equipment, $5,000 to website development, $100,000 to employees/contractors, $12,000 to marketing/printing and $215,000 to working capital.  The main difference in this funding scenario is that additional amounts will be allocated to the hiring of employees and contractors and to working capital.

If we raise 100% of the offering, we believe that $500,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next twenty four months. Under this funding scenario, we plan to allocate $24,000 to rent/office expenses, $10,000 to computer equipment, $5,000 to website development, $140,000 to employees/contractors, $12,000 to marketing/printing and $294,000 to working capital.  The main difference in this funding scenario is that additional amounts will be allocated to the hiring of employees and contractors and to working capital.

Our Target Markets and Marketing Strategy.   We believe that our primary target market consists of small and large size entities that desire high-end print production, design and media services. Our marketing strategy is to promote our services and products and attract businesses to us.  Our marketing initiatives will include:

•	utilizing the contacts of our management;
•	establish relationships with industry professionals, who can refer customers to us;
•	attend industry tradeshows; and
•	initiate direct contact with potential customers.

Growth Strategy. Our objective is to become one of the dominant providers of high-end print production, design and media services to various entities. Our strategy is to develop relationships with our customers while providing a high level of personal service, which we believe will provide us with a competitive advantage. Key elements of our strategy include:

•	increase our relationships with our current customers;
•	continue and expand our website; and
•	pursue relationships with companies that will support our business development.

Our Website.   Our website is located at www.nycamedia.com and provides a description of our services along with our contact information including our address, telephone number and e-mail address. Our website also provides prospective customers with relevant information about our services.

Our Competition. The print production, design and media services industry in the United States is highly competitive. We compete with a variety of companies, many of which have greater financial and other resources than us, or are subsidiaries or divisions of larger organizations. In particular, the industry is characterized by a small number of large, dominant organizations that perform advertising printing related services.

The major competitive factors in our business are the timeliness and quality of customer service, the quality of finished products and price. Our ability to compete effectively in providing customer service and quality finished products depends primarily on the level of training of our staff, the utilization of computer software and equipment and the ability to perform the services with speed and accuracy. We believe we compete effectively in all of these areas.

Many of our competitors have substantially greater financial, technical, managerial, marketing and other resources than we do and they may compete more effectively than we can. If our competitors offer high-end print production, design and media services at lower prices than we do, we may have to lower the prices we charge, which will adversely affect our results of operations.  Furthermore, many of our competitors are able to obtain more experienced employees than we can.

Our Industry. The United States printing industry is large and highly fragmented with approximately 31,546 estimated participants as reported in the 2009 United States Department of Labor Bureau of Labor Statistics Census of Establishments, Employment and Wages. This is down 1,111 from approximately 32,657 participants in 2008. The industry consists of a few large companies with sales in excess of $1 billion, several mid-sized companies with sales in excess of $100 million and thousands of smaller operations. These printing businesses operate in a broad range of sectors, including commercial printing, quick printing, digital printing, manifold business forms printing, blankbook and looseleaf binder manufacturing, among others.  The printing industry continues to experience pricing pressure related to increases in the cost of materials used in the manufacture of our products. We do not know whether raw material pricing will increase in 2012.

Government Regulation . We are also subject to federal, state and local laws and regulations generally applied to businesses, such as payroll taxes on the state and federal levels. We believe that we are in conformity with all applicable laws in Nevada, California and the United States.

Our Research and Development.   We are not currently conducting any research and development activities, other than the development of our website.  We do not anticipate conducting such activities in the near future.

Intellectual Property. We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties, and we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.

We own the Internet domain name www.nycamedia.com . Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Insurance. We currently do not maintain any insurance.

Employees. As of December 13, 2011 , we have no employees other than our two officers. We anticipate that we will be using the services of independent contractors as consultants to support our expansion and business development. We are not a party to any employment agreements.

Facilities. Our executive, administrative and operating offices are located at 1077 Balboa Avenue, Laguna Beach, CA 92651. Michael Hawks, our officer and director, provides approximately 200 square feet of office space at no charge. Our financial statements reflect the fair market value of that space which is approximately $200 per month. We do not have a written lease or sublease agreement with Mr. Hawks. Mr. Hawks does not expect to be paid or reimbursed for providing office facilities. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Legal Proceedings . There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policy and Estimates.  Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this prospectus.

Development Stage Company

The Company is considered to be in the development stage as defined by ASC 915.  The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital and generating revenues from the Company’s print production services.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

Recoverability of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”).  ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows.  Should impairment in value be indicated, the carrying value of intangible assets would be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”).  ASC 740-10 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48; “Accounting For Uncertainty In Income Taxes” - An Interpretation of ASC Topic 740 ("FIN 48"). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At September 30, 2011 and December 31, 2010, the Company did not record any liabilities for uncertain tax positions.

Revenue Recognition

The Company will record revenue from sales in accordance with ASC 605. The criteria for recognition are as follows:

1)	Persuasive evidence of an arrangement exists;
2)	Delivery has occurred or services have been rendered;
3)	The seller’s price to the buyer is fixed or determinable, and
4)	Collectability is reasonably assured.

Determination of criteria (3) and (4) will be based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with Accounting Standards Codification subtopic 718-10, Stock Compensation (“ASC 718-10”).  This requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

As of September 30, 2011 and 2010, there were no outstanding employee stock options.

Basic and Diluted Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted loss per share reflects the potential dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  There were no dilutive potential common shares as of September 30, 2011 . Because the Company has incurred net losses and there are no potential dilutive shares, basic and diluted loss per common share are the same.

Recently Issued Accounting Standards

In February 2010, the FASB issued Accounting Standards Update 2010-09 which amends ASC 855.  FASB 2010-09 defines the term “SEC Filer” and eliminates the requirement that an SEC filer disclose the date through which subsequent events have been evaluated.  This change was made to alleviate potential conflicts between ASC 855-10 and the reporting requirements of the SEC.  FASB 2010-09 was effective immediately, but is not expected to have a material effect on the Company’s financial statements.

In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (“ASU 2010-17”), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Overview.   On May 1, 2009, nycaMedia, Inc. was incorporated in the State of Nevada.  We are a print production, design and media company that specializes in all types of advertising printing and digital design, which range from large formal graphics and poster printing to digital motion graphics and client website construction.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements for the period ended September 30, 2011 and 2010 and our audited financial statements for the year ended December 31, 2010 and period from May 1, 2009 (inception) to December 31, 2009, together with notes thereto, which are included in this Registration Statement on Form S-1.

For the nine months ended September 30, 2011, as compared to the nine months ended September 30, 2010.

Results of Operations.

Revenues.   Our revenues decreased by $34,480 from $116,722 for the nine months ended September 30, 2010 to $82,242 for the nine months ended September 30, 2011. The decrease in revenues between the comparable periods was attributable to a slowdown in sales which we believe was directly related to the uncertainty in the economy.   We hope to generate increased revenues as we continue operations and implement our business plan.

Costs of Revenues.   Our cost of goods sold decreased by $21,288 from $51,467 for the nine months ended September 30, 2010 to $30,179 for the nine months ended September 30, 2011 .  The decrease in cost of goods sold was primarily related to decreased revenues.  The relationship between revenues and cost of revenues are not closely correlated on a quarter by quarter basis because our cost of revenues is determined depending on type of print service and the contractors we use for providing the print service to our customer. For example, certain of print services have lower gross profit margins because the service is more specialized and we cannot negotiate lower rates from our contractors. For the nine months ended September 30, 2011 , our cost of revenues were comprised of approximately $30,179 for work performed and supplies purchased by contractors.  Our design services are provided by outside contractors and their compensation included in our cost of revenues.  Supplies purchased by these contractors are billed with the labor performed on each respective job as one amount.

Gross Profit.   Our gross profit decreased by $13,192 from $65,255 for the nine months ended September 30, 2010 to $52,063 for the nine months ended September 30, 2011 . The decrease in gross profit was primarily due to decreased revenues.

Operating Expenses.   Our operating expenses increased $42,896 from $51,714 for the nine months ended September 30, 2010 to $94,610 for the nine months ended September 30, 2011.  The overall increase between the comparable periods is primarily due to increased general and administrative expenses, which increased from $39,114 for the nine months ended September 30, 2010, to $48,719 for the nine months ended September 30, 2011 and professional fees, which increased from $1,156 for the nine months ended September 30, 2010 to $41,997 for the nine months ended September 30, 2011.  The increase in professional fees was due to increased legal fees.  These increases were partially offset by a decrease in selling expenses, which decreased from $11,444 for the nine months ended September 30, 2010, to $3,894 for the nine months ended September 30, 2011.

Other Expense.   Interest expense increased $159 from $0 for the nine months ended September 30, 2010 to $159 for the nine months ended September 30, 2011.  The increase in interest expense was a result of issuing a $5,000 note payable to an investor on June 6, 2011. The note bears 10% interest per annum.

Income Tax Expense.   Income tax expense decreased $10,563 from $4,800 for the nine months ended September 30, 2010 to ($5,763) for the nine months ended September 30, 2011.  The decrease in income tax was a result of a decrease in taxable income for the nine months ended September 30, 2011.

Net Income (loss).   Our net income decreased $45,684 from a net income of $8,741 for the nine months ended September 30, 2010 to a net loss of $36,943 for the nine months ended September 30, 2011.  The net loss was attributable primarily to decreased revenue.

For the year ended December 31, 2010, as compared to the period from May 1, 2009 (inception) to December 31, 2009.

Results of Operations.

Revenues.   Our revenues increased by $3,834 from $150,381 for the period from May 1, 2009 (inception) to   December 31, 2009 to $154,215 for the year ended December 31, 2010. We hope to generate increased revenues as we continue operations and implement our business plan.

Costs of Revenues.   Our cost of goods sold decreased by $24,597 from $97,018 for the period from May 1, 2009 (inception) to December 31, 2009 to $72,421 for the year ended December 31, 2010. The decrease in cost of goods sold was primarily due to lower negotiated prices paid to vendors for supplies. The relationship between revenues and cost of revenues are not closely correlated on a year by year basis because our cost of revenues is determined depending on type of print service and the contractors we use for providing the print service to our customer. For example, certain of print services have lower gross profit margins because the service is more specialized and we cannot negotiate lower rates from our contractors. For the year ended December 31, 2010, our cost of revenues were comprised of approximately, $72,421 for work performed and supplies purchased by contractors. Our design services are provided by outside contractors and their compensation included in our cost of revenues.  Supplies purchased by these contractors are billed with the labor performed on each respective job as one amount.

Gross Profit.   Our gross profit increased by $28,431 from $53,363 for the period from May 1, 2009 (inception) to   December 31, 2009 to $81,794 for the year ended December 31, 2010. The increase in our gross profit was primarily due to decreased prices paid to vendors for supplies and materials.

Operating Expenses.   Our operating expenses increased $25,111 from $45,142 for the period from May 1, 2009 (inception) to   December 31, 2009 to $70,253 for the year ended December 31, 2010.  The overall increase between the comparable periods is primarily due to an increase in general and administrative expenses, which increased from $44,147 for the period from May 1, 2009 (inception) to   December 31, 2009, to $48,613 for the year ended December 31, 2010.  The increase in general and administrative expenses was attributable to depreciation expense and increased office expenses.  Additionally, our selling expenses increased from $0 for the period from May 1, 2009 (inception) to   December 31, 2009, to $18,871 for the year ended December 31, 2010.  The increase in selling expenses was primarily attributable to advertising and commissions paid for sales.   Professional fees increased from $995 for the period from May 1, 2009 (inception) to   December 31, 2009 to $2,769 for the year ended December 31, 2010.  The increase in professional fees was due to increased legal fees.

Income Tax Expense.   Income tax expense increased $142 from $4,710 for the period from May 1, 2009 (inception) to   December 31, 2009 to $4,852 for the year ended December 31, 2010.  The increase in income tax was a result of increased taxable income for the year ended December 31, 2010.

Net Income.   Our net income increased $3,178 from $3,511 for the period from May 1, 2009 (inception) to   December 31, 2009 to $6,689 for the year ended December 31, 2010.  Our net income increased by improving our gross margin.

Liquidity and Capital Resources.     On May 5, 2009, we issued 5,000,000 shares of common stock to our founder at a value of $5,000 ($0.001 per share) for services rendered by our founder, which included the following:  corporate formation, website development and identifying strategic business partners.

As of September 30, 2011, our total assets were $32,293, which consisted of cash of $18,799, a deferred tax asset of $6,184 and property and equipment of $7,310 .

As of  September 30, 2011 , we had liabilities of $48,236 of which $36,272 were represented by accounts payable and accrued expenses, $5,221 of income tax payable, $5,000 note payable and $1,743 of deferred tax liability – non-current. We had no other long term liabilities, commitments or contingencies.

We expect to incur significant accounting and legal costs associated with being a public company. We expect that the legal and accounting costs of becoming a public company will continue to impact our liquidity and we may need to obtain funds to pay those expenses. We estimate that these costs will range up to $25,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.

During the next three to six months, our primary objective is to raise funds in this offering and increases our revenues from operations. We believe that the size of our operations may vary depending on the amount of funds we are able to raise in this offering.

At  September 30, 2011 , we had a cash balance of $18,799 . In the opinion of management, available funds are not sufficient to satisfy our working capital requirements for the next twelve months.   Our current monthly burn rate is approximately $10,000 per month . Based on our current burn rate, we will run out of funds in January 2012 without additional capital and assuming we do not generate any revenues during that period. We expect our burn rate to remain at approximately $10,000 per month after the offering is complete and if we raise at least $125,000. We believe that $125,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next six months. If we only raise $125,000 in this offering, then we will need to raise additional capital in order to continue operations and to implement our plan of operations for the next 12 months.

We believe we will need to raise approximately $250,000 to pay for rent/office expenses, computer equipment, website development expenses, employees/contractors, marketing expenses, working capital and offering expenses for the next 12 months. In order to funds our operations for more than 12 months, we believe we will need to raise at more than 50% of the offering . We believe that $375,000 will cover our expenses for at least the next 18 months . We believe that $500,000 will cover our expenses for at least the next 24 months.

Our ability to pursue our planned activities is contingent on our ability to raise funds in this offering as described below. If we do not raise sufficient funds in this offering, then we may not be able to implement our business strategy in the timeframe or manner we have envisioned.

Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.  We intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers and directors. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we hope that our officers and directors will contribute funds to pay for our expenses to achieve our objectives over the next twelve months, although we cannot guarantee they will do so. On June 6, 2011, Michael Hawks, our officer and director, loaned us $5,000 to cover our expenses and fund our operations.  On October 13, 2011, Mr. Hawks loaned us an additional $12,500 to cover our expenses and fund our operations. On November 9, 2011, Mr. Hawks loaned us an additional $5,000 to cover our expenses and fund our operations.  The three loans are evidenced by promissory notes that are due on demand and bear annual interest of 10%. For each of the three outstanding promissory notes, the principal together with any accrued interest shall be due and payable on demand by Mr. Hawks, which means that Mr. Hawks can request that we repay him at any time. We hope to repay these notes by using revenues generated from our operations during the next twelve to twenty four months.  If funding cannot be obtained to pay these promissory notes, then Mr. Hawks may exercise all rights available to him under California law to collect the amounts due.    Although the promissory notes technically include any future advances by Mr. Hawks, we do not have any oral or written commitment with Mr. Hawks or our other officer to provide additional funds in the future  to cover our expenses and fund our operations. We cannot guaranty that additional funds will be advanced to us by Mr. Hawks.

We do not anticipate that we will purchase any significant equipment other than computer equipment if we raise the necessary funds in this offering . In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors.

Off-Balance Sheet Arrangements.   We have no off-balance sheet arrangements.

Description of Property

Property held by us. We do not presently own any interests in real estate.

Our Facilities. Our executive, administrative and operating offices are located at 1077 Balboa Avenue, Laguna Beach, CA 92651. Michael Hawks, our officer and director, provides approximately 200 square feet of office space at no charge. Our financial statements reflect the fair market value of that space which is approximately $200 per month. We do not have a written lease or sublease agreement with Mr. Hawks. Mr. Hawks does not expect to be paid or reimbursed for providing office facilities. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. For the year ended December 31, 2010, and for the period from May 1, 2009 (inception) to December 31, 2009, we recorded a total rent expense of $2,400 and $1,600, respectively.

Certain Relationships and Related Transactions

Certain Relationships. Michael Hawks, our officer and director, is the brother in law of Bernard Colacchio, our officer.

Related party transactions.

In May 2009, we issued 5,000,000 shares of our common stock to Michael Hawks, our officer and director at inception.  These shares were issued in exchange for services valued at $5,000, or $0.001 per share.

On June 6, 2011, we issued a promissory note to Michael Hawks, our officer and director, in the amount of $5,000.  The note is payable on demand and bears interest at 10% per annum.  We recorded interest expense in the amount of $159 at September 30, 2011.

On October 13, 2011, we issued a promissory note to Michael Hawks, our officer and director, in the amount of $12,500.  The note is payable on demand and bears interest at 10% per annum.

On November 9, 2011, we issued a promissory note to Michael Hawks, our officer and director, in the amount of $5,000. The note is payable on demand and bears interest at 10% per annum.

Michael Hawks, our officer and director, currently provides approximately 200 square feet of office space to us at no charge. Our financial statements reflect, as occupancy costs, the fair market value of that space, which is approximately $200 per month. For the year ended December 31, 2010, and for the period from May 1, 2009 (inception) to December 31, 2009, we recorded a total rent expense of $2,400 and $1,600, respectively.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service.

We will be subject to the reporting requirements under Section 15(d) of the Securities Exchange Act of 1934 when our registration statement is declared effective by the Securities and Exchange Commission, or SEC.  After our registration statement is declared effective, we will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

As of December 13, 2011 , there was one record holder of our common stock.

There are no outstanding shares of our common stock which can be currently sold pursuant to Rule 144. If this registration becomes effective and we file reports with the SEC, then Mr. Hawks, our director and officer, may be able to sell one percent of our issued and outstanding shares every 90 days pursuant to Rule 144 and subject to his compliance with the manner of sale requirements of Rule 144 and the filing of Form 144 with the SEC.

There have been no cash dividends declared on our common stock.  Dividends are declared at the sole discretion of our Board of Directors.

Recent Sales of Unregistered Securities. There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On May 5, 2009, we issued 5,000,000 shares of our common stock to Michael Hawks for services valued at $5,000, or $0.001 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act.

Purchases of Equity Securities. None.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

Penny stock regulation.   Shares of our common stock are subject to rules adopted the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation

Summary Compensation Table.   The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our principal executive officer and our other executive officers for the year ended December 31, 2010, and for the period from May 1, 2009 (inception) to December 31, 2009.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year Ended December 31	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Michael Hawks President, Secretary	2010	0	0	0	0	0	0	0	0
	2009	0	0	$5,000 *	0	0	0	0	$5,000 *

Bernard Colacchio Treasurer	2010	0	0	0	0	0	0	0	0
	2009	0	0	0	0	0	0	0	0
* Michael Hawks was issued 5,000,000 shares of our common stock for services valued at $5,000, or $0.001 per share. Any amounts listed in the “Stock Awards” column of the “Summary Compensation” table have been calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.   Please see the section entitled “Share-Based Compensation” in Footnote 2 - Summary of Significant Accounting Policies of our audited financial statements included in this prospectus for a discussion of the assumptions made in the valuation of the Stock Awards.

Employment Contracts and Termination of Employment. We do not anticipate that we will enter into any employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Stock Options/SAR Grants. No grants of stock options or stock appreciation rights were made since our date of incorporation on May 1, 2009.

Outstanding Equity Awards at Fiscal Year-end. As of the year ended December 31, 2010, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
Michael Hawks President, Secretary	0	0	0	0	N/A	0	0	0	0
Bernard Colacchio Treasurer	0	0	0	0	N/A	0	0	0	0

Long-Term Incentive Plans . There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers. We have no group life, health, hospitalization, or medical reimbursement or relocation plans in effect.

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors.

Financial Statements

NYCAMEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEET
SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

	September 30, 2011	December 31, 2010
ASSETS

CURRENT ASSETS
Cash	$18,799	$11,416
Accounts receivable	-	4,500
Other receivable	-	7,529
Deferred tax asset	6,184	495
Total current assets	24,983	23,940

Property and Equipment, Net	7,310	8,957
TOTAL ASSETS	$32,293	$32,897

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and Accrued liabilities	$36,272	$5,790
Income taxes payable	5,221	5,772
Note payable	5,000	-
Total current liabilities	46,493	11,562

Deferred tax liability - non current	1,743	2,135

TOTAL LIABILITIES	48,236	13,697

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock; $.001 par value; 50,000,000 shares authorized; 5,000,000 shares
issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	5,000	5,000
Preferred stock; $.001 par value; 5,000,000 shares authorized; zero shares	-	-
issued and outstanding as of September 30, 2011 and December 31, 2010, respectively
Additional paid-in capital	5,800	4,000
Retained earnings (Accumulated deficit)	(26,743)	10,200

Total stockholders' equity (deficit)	(15,943)	19,200

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,293	$32,897

The accompanying notes are an integral part of these condensed financial statements.

NYCAMEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED  STATEMENTS OF OPERATIONS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2011 AND 2010

	FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011	FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2010	MAY 1, 2009 (INCEPTION) THROUGH SEPTEMBER 30, 2011

REVENUES	$82,242	$116,722	$386,838

COST OF REVENUES	30,179	51,467	199,618

GROSS PROFIT	52,063	65,255	187,220

OPERATING EXPENSES
General and Administrative	48,719	39,114	141,479
Selling	3,894	11,444	22,765
Professional Fees	41,997	1,156	45,761
TOTAL OPERATING EXPENSES	94,610	51,714	210,005

NET INCOME (LOSS) BEFORE OTHER EXPENSE	(42,547)	13,541	(22,785)

OTHER INCOME (EXPENSE)
Interest expense	(159)	-	(159)
TOTAL OTHER INCOME (EXPENSE)	(159)	-	(159)

NET INCOME (LOSS) BEFORE INCOME TAXES	(42,706)	13,541	(22,944)

INCOME TAX (BENEFIT) EXPENSE	(5,763)	4,800	3,799

NET INCOME (LOSS)	$(36,943)	$8,741	$(26,743)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	5,000,000	5,000,000	5,000,000

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.01)	$0.00	$(0.01)

The accompanying notes are an integral part of these condensed financial statements.

NYCAMEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED  STATEMENTS OF CASH FLOW
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011 AND 2010

	FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011	FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2010	MAY 1, 2009 (INCEPTION) THROUGH SEPTEMBER 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(36,943)	$8,741	$(26,743)

Adjustments to reconcile net (loss)
to net cash used in operating activities:
Depreciation expense	2,629	1,404	4,835
Common stock issued for services	-	-	5,000
Additional paid-in capital in exchange for facilities provided by related party	1,800	1,800	5,800

Change in assets and liabilities
(Increase) in accounts receivable	4,500	23,239	-
Increase (Decrease) in other receivable	7,529	(7,748)	-
Increase (Decrease) in accounts payable and accrued expenses	30,482	(26,275)	36,272
Increase (Decrease) in income tax payable	(551)	(96)	5,221
Increase in deferred tax asset	(5,689)	-	(6,184)
(Decrease) in deferred tax liability	-	110	-
Increase (Decrease) in deferred tax liability - non current	(392)	-	1,743
Net cash provided by (used in) operating activities	3,365	1,175	25,944

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(982)	(8,577)	(12,145)
Net cash (used in) investing activities	(982)	(8,577)	(12,145)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from note payable	5,000	-	5,000
Net cash provided by financing activities	5,000	-	5,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,383	(7,402)	18,799

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	11,416	18,217	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$18,799	$10,815	$18,799

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Taxes	$3,472	$3,046

The accompanying notes are an integral part of these condensed financial statements.

NYCAMEDIA, INC.
 NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

Organization

On May 1, 2009, nycaMedia, Inc. (a corporation in the development stage) (the “Company”) was incorporated in the State of Nevada.

nycaMedia, Inc.  is a high end print production, design and media company that specializes in all types of advertising printing and digital design, which range from large formal graphics and poster printing to digital motion graphics and client website construction.

Basis of Presentation

These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q and Article 8 of SEC Regulation S-X. The principles for interim financial information do not require the inclusion of all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements in Form S-1filed with the SEC for the year ended December 31, 2010 and the period from May 1, 2009 (inception) to December 31, 2009. The condensed financial statements included herein are unaudited; however, in the opinion of management, they contain all normal recurring adjustments necessary for a fair statement of the condensed results for the interim periods. Operating results for the nine month periods ended September 30, 2011 and 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined by ASC 915.  The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital and attempting to generate revenues from the Company’s print production services.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

NYCAMEDIA, INC.
 NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The range of estimated useful lives used to calculated depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation Period
Furniture and Fixture	5 Years
Computer equipment	3 Years

Impairment of Long-Lived Assets

In accordance with ASC Topic 360,  long-lived assets , such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or changes in circumstances that necessitated an impairment of long lived assets.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”).  ASC 740-10 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48; “Accounting For Uncertainty In Income Taxes” - An Interpretation of ASC Topic 740 ("FIN 48"). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At September 30, 2011 and December 31, 2010, the Company did not record any liabilities for uncertain tax positions.

Revenue Recognition

The Company will record revenue from sales in accordance with ASC 605. The criteria for recognition are as follows:

1)	Persuasive evidence of an arrangement exists;
2)	Delivery has occurred or services have been rendered;
3)	The seller’s price to the buyer is fixed or determinable, and
4)	Collectability is reasonably assured.

Determination of criteria (3) and (4) will be based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded.

NYCAMEDIA, INC.
 NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share-Based Compensation

The Company accounts for share-based compensation in accordance with Accounting Standards Codification subtopic 718-10, Stock Compensation (“ASC 718-10”).  This requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

As of September 30, 2011, there were no outstanding employee stock options.

Basic and Diluted Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted loss per share reflects the potential dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  There were no dilutive potential common shares as of September 30, 2011. Because the Company has incurred net losses and there are no potential dilutive shares, basic and diluted loss per common share are the same.

Recently Issued Accounting Standards

In February 2010, the FASB issued Accounting Standards Update 2010-09 which amends ASC 855.  FASB 2010-09 defines the term “SEC Filer” and eliminates the requirement that an SEC filer disclose the date through which subsequent events have been evaluated.  This change was made to alleviate potential conflicts between ASC 855-10 and the reporting requirements of the SEC.  FASB 2010-09 was effective immediately, but is not expected to have a material effect on the Company’s financial statements.

In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (“ASU 2010-17”), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, consolidated financial position or cash flow.

NYCAMEDIA, INC.
 NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 3- PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of September 30, 2011 and December 31, 2010:

	2011	2010

Computer equipment	$2,707	$2,706
Furniture and equipment	9,438	8,457
	12,145	11,163

Less: accumulated depreciation	(4,835)	(2,206)
Property and equipment, net	$7,310	$8,957

The Company recorded depreciation expense for the six month periods ended September 30, 2011 and 2010 of $2,629 and $1,404, respectively.

NOTE 4- RELATED PARTY TRANSACTIONS

From the Company’s inception (May 1, 2009) through September 30, 2011, the Company utilized approximately 200 square feet of office space from its officer and stockholder at no charge.  The Company treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $200 per month to operations.   For the nine month period ended September 30, 2011 and 2010, we recorded a total rent expense of $1,800 and $1,800, respectively.

NOTE 5- NOTE PAYABLE

On June 6, 2011, the Company issued a promissory note to a related party in the amount of $5,000.  The note is payable on demand and bears interest at 10% per annum.  The Company recorded interest expense in the amount of $159 at September 30, 2011.

NOTE 6- STOCKHOLDERS' EQUITY

The Company was established with two classes of stock, common stock – 50,000,000 shares authorized at a par value of $0.001 per share and preferred stock- 5,000,000 shares authorized at a par value of $0.001 per share.

On May 5, 2009, the Company issued 5,000,000 shares of common stock to the Company’s founder at a value of $5,000 ($0.001 per share) for services rendered by the Company’s founder, which included the following: corporate formation, website development and identifying strategic business partners.  Those 5,000,000 shares were valued at $0.001 per share based on the fair value of the services performed on the date of issuance. No quoted market price was available on the date they were granted.

NOTE 7- SUBSEQUENT EVENTS

On October 13, 2011, the Company issued a promissory note to a related party in the amount of $12,500.  The note is payable on demand and bears interest at 10% per annum.

On November 9, 2011, the Company issued a promissory note to a related party in the amount of $5,000.  The note is payable on demand and bears interest at 10% per annum.

TARVARAN, ASKELSON & COMPANY®
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
nycaMedia, Inc.
(A Development Stage Company)
Laguna Beach, CA

We have audited the accompanying balance sheets of nycaMedia, Inc. (a development stage company) as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2010 and 2009, and for the period from May 1, 2009 (inception) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of nycaMedia, Inc. (a development stage company) as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, and for the period from May 1, 2009 (inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Tarvaran Askelson & Company, LLP
Laguna Niguel, California
August 15, 2011

23974 Aliso Creek Road, Suite 395 Laguna Niguel, CA 92677
Office: (949) 360-0545 WWW.PUBLICCOMPANYCPAS.COM Fax: (949) 606-0329

NYCAMEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
 BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	December 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash	$11,416	$18,217
Accounts Receivable	4,500	23,241
Other Receivable	7,529	-
Deferred tax asset	495	-
Total current assets	23,940	41,458

Property and Equipment, Net	8,957	-
TOTAL ASSETS	$32,897	$41,458

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and Accrued liabilities	$5,790	$26,637
Income taxes payable	5,772	3,400
Deferred tax liability	-	1,310
Total current liabilities	11,562	31,347

Deferred tax liability -non-current	2,135	-
TOTAL LIABILITIES	13,697	31,347

STOCKHOLDERS' EQUITY
Common Stock; $.001 par value; 50,000,000 shares authorized; 5,000,000 shares
issued and outstanding as of December 31, 2010 and 2009	5,000	5,000
Preferred stock; $.001 par value; 5,000,000 shares authorized; zero shares
issued and outstanding as of December 31, 2010 and 2009	-	-
Additional paid-in capital	4,000	1,600

Retained Earnings	10,200	3,511

Total stockholders' equity	19,200	10,111

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,897	$41,458

The accompanying notes are an integral part of these financial statements.

NYCAMEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
AND FOR THE PERIOD FROM MAY 1, 2009 (INCEPTION) THROUGH DECEMBER 31, 2010

			MAY 1, 2009
			(INCEPTION)
			THROUGH
	DECEMBER 31, 2010	DECEMBER 31, 2009	DECEMBER 31, 2010

REVENUES	$154,215	$150,381	$304,596

COST OF REVENUES	72,421	97,018	169,439

GROSS PROFIT	81,794	53,363	135,157

OPERATING EXPENSES
General and Administrative	48,613	44,147	92,760
Selling	18,871	-	18,871
Professional Fees	2,769	995	3,764
TOTAL OPERATING EXPENSES	70,253	45,142	115,395

NET INCOME BEFORE INCOME TAXES	11,541	8,221	19,762

INCOME TAX EXPENSE	4,852	4,710	9,562

NET INCOME	6,689	3,511	10,200

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	5,000,000	4,918,033

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

NYCAMEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF STOCKHOLDERS' INCOME
FOR THE PERIOD FROM MAY 1, 2009 (INCEPTION) THROUGH DECEMBER 31, 2010

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders’
	Shares	Par Value	Capital	Earnings	Equity

Balance - May 1, 2009	-	$-	$-	$-	$-

Common shares issued for services	5,000,000	5,000	-	-	5,000

Additional paid-in capital in exchange
for facilities provided by related party	-	-	1,600	-	1,600

Net income	-	-	-	3,511	3,511

Balance - December 31, 2009	5,000,000	5,000	1,600	3,511	10,111

Additional paid-in capital in exchange
for facilities provided by related party	-	-	2,400	-	2,400

Net income	-	-	-	6,689	6,689

Balance - December 31, 2010	5,000,000	$5,000	$4,000	$10,200	$19,200

The accompanying notes are an integral part of these financial statements.

NYCAMEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
FOR THE PERIOD FROM MAY 1, 2009 (INCEPTION) THROUGH DECEMBER 31, 2010

			MAY 1, 2009
	FOR THE YEAR	FOR THE YEAR	(INCEPTION)
	ENDED	ENDED	THROUGH
	DECEMBER 31, 2010	DECEMBER 31, 2009	DECEMBER 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,689	$3,511	$10,200

Adjustments to reconcile net income
to net cash used in operating activities:
Depreciation expense	2,206	-	2,206
Common stock issued for services	-	5,000	5,000
Additional paid-in capital in exchange for facilities provided by related party	2,400	1,600	4,000

Change in assets and liabilities
(Increase) Decrease in accounts receivable	18,741	(23,241)	(4,500)
(Increase) in other receivable	(7,529)	-	(7,529)
Increase (Decrease) in accounts payable and accrued expenses	(20,847)	26,637	5,790
Increase in income taxes payable	2,372	3,400	5,772
Increase in deferred tax asset	(495)	-	(495)
Increase (Decrease) in deferred tax liability	(1,310)	1,310	-
Increase in deferred tax liability - non current	2,135	-	2,135
Net cash provided by operating activities	4,362	18,217	22,579

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(11,163)	-	(11,163)
Net cash provided by (used in) investing activities	(11,163)	-	(11,163)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	-	-
Net cash provided by financing activities	-	-	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,801)	18,217	11,416
Preferred stock; $.001 par value; 5,000,000 shares authorized zero shares
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	18,217	-	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$11,416	$18,217	$11,416

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Taxes	$3,210	$-

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
Shares issued for services	$-	$5,000

The accompanying notes are an integral part of these financial statements.

NYCAMEDIA, INC.
 NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

Organization

On May 1, 2009, nycaMedia, Inc. (a corporation in the development stage) (the “Company”) was incorporated in the State of Nevada.

nycaMedia, Inc.  is a high end print production, design and media company that specializes in all types of advertising printing and digital design, which range from large formal graphics and poster printing to digital motion graphics and client website construction.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Generally Accepted Accounting Principles in the United States of America ("GAAP").

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The Company is considered to be in the development stage as defined by ASC 915.  The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital and attempting to generate revenues from the Company’s print production services.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The range of estimated useful lives used to calculated depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation Period
Furniture and Fixture	5 Years
Computer equipment	3 Years

Impairment of Long-Lived Assets

In accordance with ASC Topic 360, long-lived assets , such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or changes in circumstances that necessitated an impairment of long lived assets.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”).  ASC 740-10 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48; “Accounting For Uncertainty In Income Taxes” - An Interpretation of ASC Topic 740 ("FIN 48"). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At December 31, 2010 and 2009, the Company did not record any liabilities for uncertain tax positions.

Revenue Recognition

The Company will record revenue from sales in accordance with ASC 605. The criteria for recognition are as follows:

1)	Persuasive evidence of an arrangement exists;
2)	Delivery has occurred or services have been rendered;
3)	The seller’s price to the buyer is fixed or determinable, and
4)	Collectability is reasonably assured.

Determination of criteria (3) and (4) will be based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share-Based Compensation

The Company accounts for share-based compensation in accordance with Accounting Standards Codification subtopic 718-10, Stock Compensation (“ASC 718-10”).  This requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

As of December 31, 2010, there were no outstanding employee stock options.

Basic and Diluted Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted loss per share reflects the potential dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  There were no dilutive potential common shares as of December 31, 2010. Because the Company has incurred net losses and there are no potential dilutive shares, basic and diluted loss per common share are the same.

Recently Issued Accounting Standards

In February 2010, the FASB issued Accounting Standards Update 2010-09 which amends ASC 855.  FASB 2010-09 defines the term “SEC Filer” and eliminates the requirement that an SEC filer disclose the date through which subsequent events have been evaluated.  This change was made to alleviate potential conflicts between ASC 855-10 and the reporting requirements of the SEC.  FASB 2010-09 was effective immediately, but is not expected to have a material effect on the Company’s financial statements.

In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (“ASU 2010-17”), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 3-	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2010	2009

Computer equipment	$2,706	$-
Furniture and equipment	8,457	-
	11,163	-

Less: accumulated depreciation	(2,206)
Property and equipment, net	$8,957	$-

Depreciation expense related to property and equipment for the year ended December 31, 2010 and the period from May 1, 2009 (inception) to December 31, 2009 was $2,206 and $0, respectively.

NOTE 4-	RELATED PARTY TRANSACTIONS

From the Company’s inception (May 1, 2009) through December 31, 2010, the Company utilized approximately 200 square feet of office space from its officer and stockholder at no charge.  The Company treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $200 per month to operations.   For the year ended December 31, 2010 and the period from May 1, 2009 (inception) to December 31, 2009, we recorded a total rent expense of $2,400 and $1,600, respectively.

NOTE 5-	STOCKHOLDERS' EQUITY

The Company was established with two classes of stock, common stock – 50,000,000 shares authorized at a par value of $0.001 per share and preferred stock- 5,000,000 shares authorized at a par value of $0.001 per share.

On May 5, 2009, the Company issued 5,000,000 shares of common stock to the Company’s founder at a value of $5,000 ($0.001 per share) for services rendered by the Company’s founder, which included the following:  corporate formation, website development and identifying strategic business partners.   Those 5,000,000 shares were valued at $0.001 per share based on the fair value of the services performed on the date of issuance. No quoted market price was available on the date they were granted.

NOTE 6-	INCOME TAXES

Income tax expense amounted to $8,087 and $4,710 for the year ended December 31, 2010 and the period from May 1, 2009 (inception) to December 31, 2009. The actual tax expense (benefit) differs from the "expected" tax (computed by applying the U.S. federal corporate tax rate of 15% to earnings before income taxes and the State tax rate of 8.84% to earnings before income tax) as follows:

	2010	2009
Expected tax expense (benefit)	$3,324	$2,340
Non-deductible expenses	1,901	2,370
Depreciation	(2,135)	-
State taxes	(188)	-
Accrual	1,950	-

	$4,852	$4,710

NOTE 6-	INCOME TAXES (CONTINUED)

The components of income tax expense (benefit) follow:

	2010	2009
Current
Federal	$2,776	$2,150
State	1,746	1,250
Deferred
Federal	138	825
State	192	485

	$4,852	$4,710

The components of deferred tax assets and (liabilities) follow:

	2010	2009
Current
Accrual	$307	$(1,310)
State taxes	188	-
	$495	$(1,310)
Non current
Depreciation	(2,135)	-
	$(2,135)	$-

NOTE 7-	SUBSEQUENT EVENTS

On June 6, 2011, the Company issued a promissory note to a related party in the amount of $5,000.  The note is payable on demand and bears interest at 10% per annum.

In accordance with ASC 855, the Company evaluated subsequent events through August 15, 2011, the date these financial statements were available to be issued.

[OUTSIDE BACK COVER]

PROSPECTUS

10,000,000 SHARES OF COMMON STOCK

nycaMedia, Inc.
1077 Balboa Avenue
Laguna Beach, CA 92651
Tel: (714) 651-8000

    , 2011

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Article Twelve of our Articles of Incorporation provides, among other things, corporation shall indemnify any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she is:

•	is or was a director or officer of the corporation; or
•
is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada General Corporation Law, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Twelve with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation.

Article Thirteen of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Section Ten of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless as provided under the Nevada Revised Statutes, the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders as provided.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	Approximately	$58.05
Transfer Agent Fees	Approximately	$1,500
Costs of Printing and Engraving	Approximately	$1,000
Legal Fees	Approximately	$10,000
Accounting Fees	Approximately	$2,500

Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On May 5, 2009, we issued 5,000,000 shares of our common stock to Michael Hawks for services valued at $5,000, or $0.001 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act. We believe that Michael Hawks had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment. In addition Michael Hawks had sufficient access to material information about us because he also served as our officer and director.

Item 16.  Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Subscription Agreement (3)
5	Executed Opinion Re: Legality
10.1	Promissory Note dated June 6, 2011 (1)
10.2	Promissory Note dated October 13, 2011 (2)
10.3	Promissory Note dated November 9, 2011 (3)
11	Statement Re: Computation of Per Share Earnings (4)
23.1	Consent of Tavaran, Askelson & Co.
23.2	Consent of Counsel (5)

(1)	Included in Registration Statement on Form S-1 filed on September 7, 2011
(2)	Included in Amendment No. 1 to Registration Statement on Form S-1 filed on October 20, 2011
(3)	Included in Amendment No. 2 to Registration Statement on Form S-1 filed on November 25, 2011
(4)	Included in Financial Statements
(5)	Included in Exhibit 5

Undertakings

A. We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
(1)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Beach, California, on  December 14, 2011 .

nycaMedia, Inc., a Nevada corporation
By:	/s/ Michael Hawks
Michael Hawks President, Secretary, Director (Principal Executive Officer)

By:	/s/ Bernard Colacchio
Bernard Colacchio Treasurer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Hawks	December 14, 2011
Michael Hawks
President, Secretary, Director
(Principal Executive Officer)

/s/ Bernard Colacchio	December 14, 2011
Bernard Colacchio
Treasurer
(Principal Financial and Accounting Officer)